UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2011

VANITY EVENTS HOLDING, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000- 52524	43-2114545
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 Front Street, Brookings, South Dakota 57006
 (Address of principal executive offices) (Zip code)

(605) 692-8226
 (Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 1.02	Termination of a Material Definitive Agreement.

On December 31, 2010, Vanity Event Holdings, Inc. (the “Company”) entered into a share exchange agreement (“Exchange Agreement”) by and among the Company, Shogun Energy, Inc., a South Dakota corporation (“Shogun”), Shawn Knapp, the principal shareholder of Shogun (the “Mr. Knapp”) and the other shareholders of Shogun (the “Shogun Shareholders” and collectively with Mr. Knapp, the “Shareholders”).  Pursuant to the terms of the Exchange Agreement, the Shareholders exchanged an aggregate of 100% of the issued and outstanding shares of capital stock of Shogun in exchange for 500,000 shares of the Company’s series A preferred stock (the “Exchange”). Each share of series A preferred stock shall be entitled to 1,604 votes per share and shall be convertible into 1,604 shares of the Company’s common stock.  Upon filing an amendment to the Company’s certificate of incorporation to increase the number of shares of authorized common stock so that there is an adequate amount of shares of authorized common stock for issuance upon conversion of the series A preferred stock (the “Amendment”), the shares of series A preferred stock will be automatically converted into an aggregate of 802,000,000 shares of the Company’s common stock.   The closing of the transactions contemplated by the Exchange Agreement took place on December 31, 2010.

On June 30, 2011 the Company, Shogun, Mr. Knapp, Roxanne Knapp (“Mrs. Knapp”) and the Shareholders entered into a rescission agreement (the “Rescission Agreement”) pursuant to which, upon closing (the “Closing Date”), the Exchange Agreement will be rescinded any and all obligations of any party arising from such Exchange Agreement, shall, in all respects, be deemed to be null and void and of no further force and effect (the “Rescission”).  Furthermore, upon closing, no party to the Exchange Agreement shall have any further obligations of any nature whatsoever with respect to the other parties pursuant to or arising from the Exchange Agreement. The closing of the transactions contemplated by the Rescission Agreement are subject to approval from the Company’s shareholders.

On the Closing Date, the Company and Shogun will enter into a non-exclusive distributorship agreement, pursuant to which Shogun will grant Vanity a non-exclusive right to distribute or sell Shogun’s products in the United States for a period of 12 months from the Closing Date.  Furthermore, on the Closing Date, the Company and Mr. Knapp will enter into a consulting agreement, pursuant to which Mr. Knapp shall provide certain consulting services to Vanity for a period of 6 months from the Closing Date.  In addition, on the Closing Date, Mr. Knapp and Mrs. Knapp will executed a general release in favor of Vanity.

 The foregoing information is a summary of the agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which are attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2011, Shawn Knapp resigned as a director of the Company, effective on the Closing Date. There was no disagreement or dispute between Mr. Knapp and the Company which led to his resignation.

On June 30, 2011, Darrick Wika resigned as vice president of marketing and director of the Company, effective on the Closing Date. There was no disagreement or dispute between Mr. Wika and the Company which led to his resignation.

On June 30, 2011, Shawn Knapp resigned as national sales director and director of the Company, effective on the Closing Date. There was no disagreement or dispute between Mr. Knapp and the Company which led to his resignation.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

10.1
Rescission of the Share Exchange Agreement, dated June 30, 2011, by and among Vanity Events Holding, Inc., Shogun Energy, Inc., Shawn Knapp, Roxanne Knapp and the other shareholders of Vanity set forth on Exhibit A thereto.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANITY EVENTS HOLDING, INC.

Dated: July 7, 2011	By:	/s/ Lloyd Lapidus
Name: Lloyd Lapidus
Title: Interim Chief Executive Officer

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